EXHIBIT 10.1

THIS FIRST AMENDMENT AGREEMENT (this “Amendment”), dated as of January 1, 2003 by and between West Valley MRF, LLC, a California limited liability company (the “Borrower”) and Union Bank of California, N.A. (the “Bank”) is being entered into in connection with the following:

A.    The Bank and the Borrower are party to a Reimbursement Agreement dated as of May 1, 2000 (the “Reimbursement Agreement”) pursuant to which the Bank has issued its Irrevocable Letter of Credit No. 306S232758, dated May 16, 2000 (as heretofore amended, the “Letter of Credit”) in favor of BNY Western Trust Company, as Trustee. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Reimbursement Agreement.

B.    The Borrower has requested the Bank to modify certain of the covenants set forth in the Reimbursement Agreement, and the Bank has agreed to do so upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Bank and the Borrower do hereby agree as follows:

1.    Section 1(i) of the Reimbursement Agreement is hereby amended to add the following defined terms:

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall Bank be deemed to be an Affiliate of the Borrower or any of its Subsidiaries for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“Funded Debt Ratio” shall mean, with respect to the Borrower on any date, the ratio, determined in accordance with GAAP, of (i) Total Funded Debt of the Borrower on such date to (ii) EBITDA for the Borrower.

“Funded Indebtedness” of any Person shall mean, without duplication:

(a)    All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse and including subordinated debt and obligations owed to any Affiliate);

(b)    All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price and obligations under “synthetic” leases), other than trade payables and accrued expenses incurred by such Person in the ordinary course of its business;

(c)    All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d)    All obligations of such Person as a lessee under or with respect to Capital Leases;

(e)    All non-contingent payment or reimbursement obligations of such Person under or with respect to Surety Instruments;

(f)    All non-contingent Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (e) above; and

(g)    All non-contingent obligations of other Persons of the types described in clauses (a) - (f) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Total Funded Debt” shall, as of any date, mean the Funded Indebtedness of the Borrower on such date minus the amount, if any, of funds in the Deposit Account.

2.    Subsection (c) of Section 7 of the Reimbursement Agreement is hereby amended to read in its entirety as follows:

(c)    Limitation on Distributions.  Permit any distributions to its members (including both distributions actually paid and distributions which are accrued and payable) unless (i) Borrower’s Net Cash Balance exceeds Two Million Dollars ($2,000,000) on average for both (1) the immediately preceding quarter; and (2) the period from the end of such preceding quarter to the date of the distribution; and (ii) Borrower shall not be in default in the payment or performance of any of its obligations or covenants hereunder; and (iii) no Event of Default shall have occurred and be continuing hereunder.

3.    Subsection (g) of Section 7 of the Reimbursement Agreement is hereby amended to read in its entirety as follows:

(g)    Funded Debt Ratio.  The Borrower shall not permit the Funded Debt Ratio as at the end of any fiscal quarter ending in the following periods to be greater than the following respective ratios:

From and incl. 12/31/01 to 12/30/02:	4.00: 1.0
From and incl. 12/31/02 to 12/30/03:	3.50: 1.0
From and incl. 12/31/03 to 12/30/04:	3.00: 1.0
From and incl. 12/31/04 to 12/30/05:	2.75: 1.0
From and incl. 12/31/05 to 12/30/06:	2.50: 1.0
From and incl. 12/31/06 to 12/30/07:	2.25: 1.0
From and incl. 12/31/07 and thereafter:	2.00: 1.0

4.    The Pricing Grid attached as Exhibit H to the Reimbursement Agreement is hereby replaced by the Pricing Grid attached hereto as Exhibit H.

5.    The Borrower hereby represents and warrants to the Bank that (a) no Default or Event of Default under the Reimbursement Agreement or any other Related Document has occurred and is continuing; and (b) the execution, delivery and performance by the Borrower of this Amendment do not and will not require any consent or approval of, notice to or action by, any person (including any governmental agency) in order to be effective and enforceable.

6.    This Amendment will become effective on the date (“Effective Date”) that both of the following conditions precedent have been satisfied or waived by the Bank:

(a)    The Bank has received from the Borrower a counterpart of this Amendment Agreement duly executed by the Borrower together with a fully executed copy of a Guarantors’ Acknowledgment and Consent in form and substance reasonably satisfactory to the Bank; and

(b)    All representations and warranties of the Borrower contained herein and in the Reimbursement Agreement are true and correct as of the Effective Date and no Event of Default, and no event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing under the Reimbursement Agreement.

7.    Notwithstanding that the Effective Date shall have occurred and this Amendment shall have become effective upon the fulfillment of the conditions specified in Section 6 hereof, the continuing effectiveness of this Amendment is subject to the satisfaction of the following conditions subsequent on or before March 1, 2003 (or such later date as shall be consented to in writing by the Bank in its sole discretion):

(a)    A Memorandum of Modification in form and substance reasonably satisfactory to the Bank shall have been duly executed and acknowledged by the parties thereto and recorded with the Los Angeles County Recorder’s Office; and

(b)    The Bank shall have received such endorsements to the title policy insuring the Deed of Trust as the Bank may require in its sole discretion together with such other documents, certificates or notices as the Bank may require to assure the continuing first lien priority of the Deed of Trust.

The Borrower and the Bank agree that if such conditions are not fulfilled on or before March 15, 2003 (or such later date as shall be consented to in writing by the Bank in its sole discretion), then, without limiting any other rights or remedies the Bank may have, this Amendment shall cease to be effective and shall be deemed null and void ab initio.

8.    The Borrower agrees to reimburse the Bank, upon demand, for all fees and expenses incurred by the Bank in connection herewith, including any charges of the title

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company for the endorsement or endorsements referred to above and reasonable attorneys’ fees incurred in the preparation, execution and delivery of this Amendment and in connection with the conditions subsequent set forth in Section 7 hereof.

9.    As modified hereby, the Reimbursement Agreement is hereby ratified, approved and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the Bank and the Borrower have executed this First Amendment as of the date first set forth above.

WEST VALLEY MRF, LLC, a California limited liability company

By:	Kaiser Recycling, LLC,
a Delaware limited liability company, member

	By:	/s/ JAMES F. VERHEY
Name: James F. Verhey Title: Vice President

By:	West Valley Recycling & Transfer, Inc.,
a California corporation, member

	By:	/s/ ERIC D. HERBERT
Name: Eric D. Herbert Title: Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ MYRA JUETTEN
Name: Myra Juetten Title: Vice President

EXHIBIT H

PRICING GRID

Pricing Period Level	Funded Debt Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Quarterly LC Fee Percentage

Level 1	≥ 3.75	200.0 bps	100.0 bps	0.425%

Level 2	< 3.75 ≥3.50	175.0 bps	75.0 bps	0.40%

Level 3	< 3.5 ≥3.0	150.0 bps.	50.0 bps	0.375%

Level 4	< 3.0 ≥2.5	137.50 bps.	25.0 bps	0.350%

Level 5	< 2.5 ≥2.0	125.0 bps.	25.0 bps	0.325%

Level 6	< 2.0 ≥1.5	100.0 bps.	0 bps	0.3125%

Level 7	<1.5	75.0 bps.	0 bps	0.3125%

A.    The Applicable Margin and the Quarterly LC Fee Percentage for each Pricing Period shall be set at the Pricing Period Level set forth above corresponding to the Leverage Ratio specified in the Compliance Certificate for such Pricing Period; provided however, that

(i)    During the Pricing Period commencing with the Closing Date and ending five (5) Business Days after the next succeeding date on which the Bank receives a properly completed Compliance Certificate accompanied by the appropriate Financial Statements and other materials required under Section 6(j), the Pricing Period Level shall be Level 4; and

(ii)    If, for any reason, the Borrower shall fail to deliver a properly completed Compliance Certificate when due in accordance with Section 6(j) and such failure shall continue for a period of ten (10) Business Days, the Pricing Period Level shall be deemed to be Level 1, retroactive to the date on which the Borrower should have delivered a Compliance Certificate in accordance with Section 6(j) and shall continue until a properly completed Compliance Certificate indicating a different Leverage Ratio is delivered to the Bank.

B.    LC Fees are payable quarterly in advance and shall be calculated in accordance with the Quarterly LC Fee Percentage in effect during the applicable Pricing Period in which the applicable LC Fee Payment Date occurs.